Filed Pursuant to Rule 424(b)(7)
Registration No. 333-296304

PROSPECTUS SUPPLEMENT

(To prospectus dated May 28, 2026)

14,000,000 Shares

Common Stock

The selling stockholders identified in this prospectus supplement are offering up to an aggregate of 14,000,000 shares of common stock, par value $0.001 per share (“common stock”), of Karman Holdings Inc.. We are not selling any shares of common stock under this prospectus supplement and will not receive any proceeds from the sale of shares by the selling stockholders. See “Use of Proceeds.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KRMN.” On May 27, 2026, the last reported sale price of our common stock on NYSE was $63.52 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and under similar headings in other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$61.00	$854,000,000.00
Underwriting discounts and commissions(1)	$1.3725	$19,215,000.00
Proceeds, before expenses, to the selling stockholders	$59.6275	$834,785,000.00

(1)	Please see the section entitled “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholders have granted the underwriters the right, for a period of 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to additional 2,100,000 shares of common stock from them at the public offering price less underwriting discounts and commissions (the “underwriters’ option”). We will not receive any of the proceeds from the sale of shares by the selling stockholders pursuant to any exercise of the underwriters’ option.

The underwriters expect to deliver the shares against payment on or about June 1, 2026.

Citigroup	Evercore ISI

Prospectus supplement dated May 28, 2026

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, amended (the “Securities Act”), using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also supplements and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. This prospectus supplement may also add, update, or change information contained in the accompanying prospectus. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In addition, in this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered or made available to you, including any information incorporated by reference. None of the Company, the selling stockholders or the underwriters have authorized anyone to provide you with different information. None of the Company, the selling stockholders or the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you.The information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus, as the case may be, or any sale of shares of our common stock. Our business, results of operations, prospects and financial condition may have changed since such date.

The distribution of this prospectus supplement and accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

For investors outside the United States: the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. None of the Company, the selling stockholders or the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus supplement, the accompanying prospectus or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

You should not consider any information in this prospectus supplement to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement.

When used in this prospectus supplement, the terms “Karman,” the “Company,” “we,” “our” and “us” refer to Karman Holdings Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include express or implied “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements are included throughout this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases to identify forward-looking statements. These statements are based on and reflect our current expectations, estimates, assumptions and/ or projections, our perception of historical trends and current conditions, as well as other factors that we believe are appropriate and reasonable under the circumstances. Forward-looking statements are neither predictions nor guarantees of future events, circumstances or performance and are inherently subject to known and unknown risks, uncertainties and assumptions that could cause our actual results to differ materially from those indicated by those statements. There can be no assurance that our expectations, estimates, assumptions and/or projections, including with respect to the future earnings and performance or capital structure of Karman, will prove to be correct or that any of our expectations, estimates or projections will be achieved.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. We believe that these factors include but are not limited to the following:

•	we rely heavily on certain customers for a significant portion of our sales;

•	a significant deferment of orders by customers could have a material adverse effect on our business, results of operations, prospects, and financial condition;

•	the loss of our U.S. General Services Administration contracts or government-wide acquisition contracts could impair our ability to attract new business;

•	if we are unable to manage the increasing technological complexity of our business, or achieve or manage our expected growth, our business could be adversely affected;

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we have in the past consummated acquisitions and intend to continue to pursue acquisitions, and our business may be adversely affected if we cannot consummate acquisitions on satisfactory terms, or if we cannot effectively integrate acquired operations;

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we depend on our executive officers, senior management team and highly trained employees and any work stoppage, difficulty hiring similar employees, or ineffective succession planning could adversely affect our business;

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if critical components or raw materials used to manufacture our products or used in our development programs become scarce or unavailable, then we may incur delays in manufacturing and delivery of our products and in completing our development programs, which could damage our business;

•	our operations depend on our manufacturing facilities, which are subject to physical and other risks that could disrupt production;

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•	our leases may be terminated or we may be unable to renew our leases on acceptable terms and if we wish to relocate, we may incur additional costs if we terminate a lease;

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technology failures or cybersecurity breaches or other unauthorized access to or use of our information technology systems or sensitive or proprietary information could have a material adverse effect on the Company’s business and operations;

•	U.S. military spending is dependent upon the U.S. defense budget;

•	U.S. government contracts are subject to a competitive bidding process that can consume significant resources without generating any revenue;

•	we could incur substantial costs as a result of violations of or liabilities under environmental laws and regulations;

•	we may be subject to periodic litigation and regulatory proceedings, which may materially adversely affect our business, results of operations, prospects and financial condition;

•	our failure to comply with applicable economic and trade sanctions could materially adversely affect our reputation and results of operations;

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our business and operations expose us to numerous legal and regulatory requirements, and any violation of these requirements could materially adversely affect our business, results of operations, prospects and financial condition;

•	our inability to adequately enforce and protect our intellectual property or defend against assertions of infringement could prevent or restrict our ability to compete;

•	our indebtedness, which is subject to variable interest rates, could adversely affect our financial health and could harm our ability to react to changes to our business;

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servicing our indebtedness requires a significant amount of cash. Our ability to generate cash depends on many factors, and any failure to meet our debt service obligations could materially adversely affect our business, results of operations, prospects and financial condition;

•	the increased expenses associated with being a public company;

•	our stock price may be volatile, and an investment in our common stock could suffer a decline in value;

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the impact of escalating tariff and non-tariff trade measures imposed by the U.S. and other countries, any U.S. federal government shutdown, the COVID-19 pandemic, or a similar public health threat, or the ongoing conflicts and the potential for new or unforeseen conflicts, on global capital and financial markets, political events, general economic conditions in the United States, and our business and operations;

•	our ability to remediate the identified material weaknesses in our internal control over financial reporting; and

•	the other factors discussed under “Risk Factors.”

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements.

Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein speaks only as of the date it was made and is expressly qualified in its entirety by the cautionary statements included in this prospectus supplement, the

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accompanying prospectus and the documents incorporated by reference herein and therein. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus, or documents incorporated by reference herein, and is therefore qualified in its entirety by the more detailed information appearing elsewhere, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. Because it is a summary, it may not contain all the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus before making an investment decision, including the information presented under the heading “Risk Factors,” and the financial statements and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Company Overview

We specialize in the upfront design, testing, manufacturing, and sale of mission-critical systems for existing and emerging, high-priority missile and defense, maritime and space programs. Our integrated payload protection, interstage and propulsion system solutions are deployed across a wide variety of existing and emerging programs supporting important Department of War (“DoW”) and space sector initiatives. For the years ending December 31, 2025 and 2024, we estimate that no single program out of the more than 130 active programs in production and development that we support accounted for more than 12% of our revenue, on average, for those twelve month periods. Our revenue base is diversified across these active programs, supporting current production and next-generation space, missile, hypersonics, and defense applications.

Corporate Information

Karman LLC was formed in August 20, 2020 and, in connection with our initial public offering, converted into a Delaware corporation on February 12, 2025 as Karman Holdings Inc. Our principal offices are located at 5351 Argosy Ave, Huntington Beach, CA 92649. Our telephone number is (714) 898-9951. We maintain a website at www.Karman-SD.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus supplement.

Recent Developments

Set forth below are estimates of certain operational data as of May 25, 2026 hereof based on information available to Karman. This operational data does not represent a comprehensive statement of Karman’s operational or financial results. In addition, this data should not be viewed as a substitute for operational and financial data as of and for the six months ended June 30, 2026, which will not be finalized until after June 30, 2026 and is subject to normal closing procedures. These estimates are forward-looking statements and are not necessarily indicative of the results to be achieved in any future period.

As of May 25, 2026, the aggregate value of business opportunities being pursued by the Company (“active pipeline”) was estimated to be approximately $3 billion as compared to approximately $1 billion of active pipeline as of March 31, 2025.

When parsed by end market, the active pipeline may yield contract values over multiple years of approximately $500 million, with respect to hypersonics & strategic missile defense programs, approximately $700 million, with respect to tactical missiles & integrated defense programs, approximately $50 million, with respect to maritime defense programs, and approximately $300 million, with respect to space and launch programs. There can be no assurance that these contracts will be finalized on these terms, at all, or at the estimated amounts.

In addition, with respect to 2026 progress toward converting the pipeline to backlog, the Company has secured or is currently negotiating deals for a space launch production long-term agreement with an estimated aggregate value of approximately $250 million, a munition development program with an estimated aggregate value of approximately $100 million, a torpedo recovery qualification program with an estimated aggregate value of approximately $25 million and a UAS launcher systems agreement with an estimated aggregate value of approximately $20 million.

The estimated value and timeline to award for opportunities comprising the active pipeline figures above are developed by individual team members, and estimations are derived from a variety of sources, to include customer budgets, requests for information, solicitations, customer meetings and other public statements. There is inherent variability in how these estimates are calculated based on the information currently available.

THE OFFERING

Common stock offered by the selling stockholders	14,000,000 shares of common stock (or 16,100,000 shares if the underwriters exercise in full their option to purchase additional shares of common stock).

Underwriters’ option to purchase additional shares of common stock from the selling stockholders	The selling stockholders have granted the underwriters an option to purchase up to an additional 2,100,000 shares of common stock, solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.

Common stock to be outstanding immediately after this offering	132,526,299 shares of common stock.

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares of common stock in this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders pursuant to the underwriters’ option.

See “Use of Proceeds” for additional information.

Trive Lock-up Agreements	Concurrent with the consummation of this offering, certain senior principals of Trive Capital, our former controlling stockholder, and certain other original stockholders of the Company, including certain of the selling stockholders, whose shares represent in the aggregate approximately 11% of the Company’s outstanding stock, will be bound by a modified lock-up restriction that, subject to certain customary exceptions, restricts 25% of such shares until July 18, 2026, 37.5% of such shares until October 1, 2026 and 37.5% of such shares until January 1, 2027. The other stockholders of the Company that received their shares via the July 2025 distribution-in-kind from Trive Capital, including certain of the selling stockholders, whose shares represent in the aggregate approximately 29% of the Company’s outstanding stock prior to the consummation of this offering, will remain bound by an existing lock-up restriction that, subject to certain customary exceptions, restricts all of such shares until July 18, 2026.

Risk factors	Investing in shares of our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-4 of this prospectus supplement and under similar headings in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in shares of our common stock.

Listing	Shares of our common stock are listed on the NYSE under the symbol “KRMN.”

The number of shares of our common stock to be outstanding following the completion of this offering is based on 132,526,299 shares of our common stock outstanding as of May 13, 2026 and excludes 11,493,500 shares of common stock available for future issuance under our 2025 Equity Incentive Plan (the “2025 Plan”) as of March 31, 2026.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described below, together with the other information contained in this prospectus supplement and accompanying prospectus, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, and in subsequent filings we make with the SEC, including those incorporated by reference into this prospectus supplement or the accompanying prospectus. These material risks and uncertainties could negatively affect our business and financial condition and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Cautionary Note Regarding Forward-Looking Statements” on page S-iii of this prospectus supplement. We also include in this prospectus supplement below a description of other risk factors that are applicable to the offering contemplated hereby. Additional risks and uncertainties not presently known to us, or that we currently believe are immaterial, also may impair our business, results of operations, prospects, and financial condition. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to This Offering and Ownership of Our Common Stock

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, and we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” In particular, while we are an “emerging growth company,” among other exemptions, we will:

•	not be required to engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

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not be required to comply with the requirement in the Public Company Accounting Oversight Board Auditing Standard 3101, The Auditor’s Report on an Audit of Financial Statements When the Auditor Expresses an Unqualified Opinion, to communicate critical audit matters in the auditor’s report;

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be permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements;

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not be required to disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation; or

•	not be required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes.”

In addition, the JOBS Act also permits an emerging growth company such as ours to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies, meaning that we can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our financial statements may not be comparable with similarly situated public companies.

We will remain an “emerging growth company” until the earliest to occur of (1) our reporting of $1.235 billion or more in annual gross revenue; (2) our becoming a “large accelerated filer,” with at least

$700 million of equity securities held by non-affiliates; (3) our issuance, in any three-year period, of more than $1.0 billion in non-convertible debt; and (4) the fiscal year-end following the fifth anniversary of the completion of our recent IPO.

We cannot predict if investors may find our common stock less attractive if we rely on the exemptions and relief granted by the JOBS Act. For example, if we do not adopt a new or revised accounting standard, our future results of operations may not be as comparable to the results of operations of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may decline and/or become more volatile.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your shares of common stock for a price greater than that which you paid for it.

We have no current plans to pay cash dividends on our common stock. The declaration, amount, and payment of any future dividends will be at the sole discretion of our Board, and will depend on, among other things, general and economic conditions, our results of operations and financial condition, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, including restrictions under our Credit Agreement and other indebtedness we may incur, and such other factors as our Board may deem relevant.

As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than your purchase price.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following the completion of this offering could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market after this offering, or the perception that such sales could occur, including additional sales by the selling stockholders or other limited partners or certain senior principals of Trive Capital, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities at a time and at a price that we deem appropriate.

As of May 13, 2026, we have a total of 132,526,299 shares of our common stock outstanding. Any shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act (“Rule 144”), including our directors, executive officers, and other affiliates, are subject to volume, manner of sale and other limitations under Rule 144.

Concurrent with the consummation of this offering, certain senior principals of Trive Capital, our former controlling stockholder, and certain other original stockholders of the Company, including certain of the selling stockholders, whose shares represent in the aggregate approximately 11% of the Company’s outstanding stock, will be bound by a modified lock-up restriction that, subject to certain customary exceptions, will restrict 25% of such shares until July 18, 2026, 37.5% of such shares until October 1, 2026 and 37.5% of such shares until January 1, 2027, unless waived by Citigroup Global Markets Inc. and Evercore Group L.L.C. In addition, the other stockholders of the Company that received their shares via the July 2025 distribution-in-kind from Trive Capital, including certain of the selling stockholders, whose shares represent in the aggregate approximately 29% of the Company’s outstanding stock prior to the consummation of this offering, are subject to an existing lock-up restriction that, subject to certain customary exceptions, ends on July 18, 2026. Upon the expiration of these lock-up agreements, all of such shares will be eligible for resale in the public market, subject, in the case of any shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.

We also have an effective registration statement on Form S-8 under the Securities Act registering 11,493,500 shares of our common stock for issuance under our 2025 Plan. Accordingly, shares issued under our 2025 Plan and registered under such registration statement are available for sale in the open market, except that shares held by affiliates will still be subject to the public information, volume limitation, manner of sale and notice requirements of Rule 144 unless otherwise resalable under Rule 701 under the Securities Act.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Our stock price may be volatile, and an investment in our common stock could suffer a decline in value.

There has been significant volatility in the market price and trading volume of equity securities, which is unrelated to the operating performance of the companies issuing the securities. These market fluctuations may negatively affect the market price of our common stock. Stockholders may not be able to sell their shares at or above the purchase price due to fluctuations in the market price of our common stock. Such changes could be caused by changes in our operating performance or prospects, including possible changes due to the cyclical nature of the aerospace industry and other factors such as fluctuations in OEM and aftermarket ordering, which could cause short-term swings in profit margins. Or such changes could be unrelated to our operating performance, such as changes in market conditions affecting the stock market generally or the stocks of aerospace companies or changes in the outlook for our common stock, such as changes to or the confidence in our business strategy, changes to or confidence in our management, or expectations for future growth of the Company.

Anti-takeover provisions in our organizational documents and under Delaware law could delay or prevent a change of control.

Certain provisions of our organizational documents may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. These provisions provide for, among other things:

•	a classified board of directors, as a result of which our Board is divided into three classes, with each class serving for staggered three-year terms;

•	the designation of Delaware as the sole forum for certain litigation against us;

•	limitations on stockholder action by written consent;

•	certain limitations on convening special stockholder meetings;

•	advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the shares of common stock entitled to vote generally in the election of directors;

•	limitations on cumulative voting;

•	the ability of our Board to issue one or more series of preferred stock;

•	certain limitations on business combinations with interested stockholders; and

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the required approval of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, to adopt, amend, or repeal certain provisions of our certificate of incorporation.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many of our stockholders. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. See the section in the accompanying prospectus entitled “Description of Capital Stock.”

Our Board is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our certificate of incorporation authorizes our Board, without the approval of our stockholders, to issue 100,000,000 million shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our certificate of incorporation, as shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to put in place appropriate and effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner, which may materially adversely affect investor confidence in us and, as a result, the value of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting and is also, as a public company, responsible for evaluating and reporting on our system of internal control. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal control over financial reporting. During the preparation of our financial statements included in the prospectus for our IPO we identified material weaknesses in our internal control over financial reporting.

If our executive management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on our internal control over financial reporting, when required, if we fail to remediate the material weaknesses identified or if additional material weaknesses or deficiencies in our internal controls are identified, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our share price may be materially adversely affected.

Our certificate of incorporation contains exclusive forum provisions for certain stockholder litigation matters, which limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, associates or stockholders.

Our certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of any fiduciary duty owed by, or other wrongdoing by, any of our current or former directors, officers or other associates to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, (4) any action to interpret, apply, enforce or determine the validity of the certificate of incorporation, (5) any other action asserting a claim that is governed by the internal affairs doctrine of the State of Delaware or (6) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL. As described below, this provision will not apply to suits brought to enforce any duty or liability created by the Securities Act or Exchange Act, or rules and regulations thereunder.

To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Neither the exclusive forum provision nor the federal forum provision of our certificate of incorporation will apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our certificate of incorporation, contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our decision to adopt such a federal forum provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under the DGCL. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. While there can be no assurances that federal or state courts will follow the holding of the Delaware Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have had notice of and consented to the forum provisions in our certificate of incorporation, including the federal forum provision. Additionally, our stockholders cannot waive compliance with the federal securities laws and rules and regulations thereunder. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other associates or stockholders which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock in this offering. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including any shares of common stock sold by the selling stockholders pursuant to the underwriters’ option. The selling stockholders will bear the underwriting commissions and discounts and all expenses of this offering attributable to their sale of our common stock, including brokerage, accounting, tax services, or any other expenses incurred by a selling stockholder and all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration and filing fees, and fees and expenses of our counsel, selling stockholders’ and our independent registered public accountants.

SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of May 13, 2026, referred to below as the “beneficial ownership date,” before and after giving effect to this offering. For information on material relationships between the selling stockholders and the Company, please refer to the Company’s Proxy Statement dated April 8, 2026, as filed with the SEC.

Applicable percentage ownership before and after the offering is based on an aggregate of 132,526,299 shares of common stock outstanding as of the beneficial ownership date. Percentage ownership after giving effect to this offering is reported as if each event had occurred on the beneficial ownership date.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, or have the right to acquire such powers within 60 days. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

We prepared the below table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise noted below, the address for persons listed in the table is c/o Karman Holdings Inc., 5351 Argosy Ave, Huntington Beach, CA 92649.

	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered Assuming No Exercise of the Underwriters’ Option(1)	Common Stock Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option(2)		Shares of Common Stock Being Offered Assuming Full Exercise of the Underwriters’ Option(3)	Common Stock Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option(4)
	Shares	Percent	Shares	Shares	Percent	Shares	Shares	Percent
Name of Selling Stockholder:
KHIS Custodian LP(5)	3,942,428	2.97%	1,096,188	2,846,240	2.15%	1,260,616	2,681,812	2.02%
All in III LLC(6)	3,888,997	2.93%	470,144	3,418,853	2.58%	470,144	3,418,853	2.58%
LCP X Holdings, L.P.(7)	2,772,152	2.09%	1,151,658	1,620,494	1.22%	1,283,764	1,488,388	1.12%
The Trustees of the University of Pennsylvania(8)	1,952,568	1.47%	300,000	1,652,568	1.25%	300,000	1,652,568	1.25%
Charles and Lynn Schusterman Family Foundation(9)	1,952,568	1.47%	542,909	1,409,659	1.06%	624,346	1,328,222	1.00%
FirstEnergy System Master Retirement Trust(10)	1,952,568	1.47%	1,415,497	537,071	*	1,680,600	271,968	*
LCP IX Holdings, L.P.(11)	1,658,061	1.25%	688,821	969,240	*	767,836	890,225	*
Christopher Zugaro(12)	1,611,561	1.22%	200,000	1,411,561	1.07%	200,000	1,411,561	1.07%
SilverStone IV, LLC - Series N(13)	1,225,238	*	888,226	337,012	*	1,054,577	170,661	*
Cloudveil Capital, L.P.(14)	1,171,541	*	325,746	845,795	*	374,608	796,933	*
GCM Grosvenor - VRS Private Equity Program I, L.P.(15)	1,171,541	*	849,299	322,242	*	1,008,360	163,181	*
Bayville Investors Ltd.(16)	1,011,117	*	733,000	278,117	*	870,281	140,836	*
Private Equity V, LLC(17)	976,284	*	244,071	732,213	*	244,071	732,213	*

	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered Assuming No Exercise of the Underwriters’ Option(1)	Common Stock Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option(2)		Shares of Common Stock Being Offered Assuming Full Exercise of the Underwriters’ Option(3)	Common Stock Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option(4)
	Shares	Percent	Shares	Shares	Percent	Shares	Shares	Percent
The Robert Wood Johnson Foundation(18)	976,284	*	271,455	704,829	*	312,173	664,111	*
Texas Emerging Managers Private Markets Program L.P. (2017-1 PE Investment Series)(19)	976,284	*	707,749	268,535	*	840,300	135,984	*
C.G. Searcy LLC(20)	963,370	*	242,851	720,519	*	269,286	694,084	*
SilverStone Century, L.P.(21)	953,716	*	691,388	262,328	*	820,875	132,841	*
GCM Grosvenor Diversified Partners, L.P. (2014-1 Investment Series)(22)	781,027	*	566,199	214,828	*	672,240	108,787	*
John D. and Catherine T. MacArthur Foundation(23)	585,770	*	146,443	439,327	*	146,443	439,327	*
Bay Hills Capital Partners IV, L.P.(24)	559,390	*	232,392	326,998	*	259,050	300,340	*
SPRIM Subsidiary LLC(25)	415,024	*	300,868	114,156	*	357,216	57,808	*
John Deere - GCM Grosvenor Investment Fund, L.P. (2015-1 Series)(26)	390,514	*	283,100	107,414	*	336,120	54,394	*
University of Pennsylvania Master Retirement Trust(27)	312,411	*	226,480	85,931	*	268,896	43,515	*
Employees Retirement Plan of Bose Corporation(28)	234,308	*	65,149	169,159	*	74,921	159,387	*
SPRIM LLC Series B(29)	223,839	*	162,270	61,569	*	192,661	31,178	*
Stonehage Fleming Global Private Capital Fund 2017 PC(30)	215,446	*	156,186	59,260	*	185,437	30,009	*
Katsura S. de R.L.(31)	194,445	*	140,961	53,484	*	167,361	27,084	*
Sherwood SIF, LP(32)	171,233	*	124,134	47,099	*	147,382	23,851	*
STPEX Subsidiary LLC(33)	169,868	*	123,144	46,724	*	146,208	23,660	*
SilverStone IV, LLC - Series M(34)	140,397	*	101,779	38,618	*	120,841	19,556	*
Andrew Frank	119,170	*	49,508	69,662	*	55,187	63,983	*
The American Jewish Joint Distribution Committee, Inc.	116,669	*	84,578	32,091	*	100,419	16,250	*
MIS Nominees (Luxembourg) S.a.r.l. a/c SFIMOFFSHORE(35)	88,667	*	64,278	24,389	*	76,317	12,350	*
IMWS (Nominees) Limited a/c SFIMHOLLINGBERY(36)	84,778	*	61,459	23,319	*	72,969	11,809	*
The Trustees of the University of Pennsylvania Retiree Medical and Death Benefits Trust(37)	78,102	*	32,446	45,656	*	36,169	41,933	*
Stepstone Private Markets	68,589	*	49,723	18,866	*	59,035	9,554	*
Kline Hill Partners Core V SPV LLC(38)	51,064	*	30,697	20,367	*	35,830	15,234	*
Kline Hill Partners Opportunity V SPV LLC(39)	51,064	*	30,697	20,367	*	35,830	15,234	*
John Bradford Wiginton	39,716	*	7,500	32,216	*	7,500	32,216	*
McCance Investment LLC(40)	39,052	*	9,800	29,252	*	9,800	29,252	*
Salisbury School, Inc.(41)	38,889	*	28,192	10,697	*	33,472	5,417	*
Linda Hall Library Trusts(42)	38,889	*	28,192	10,697	*	33,472	5,417	*

	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered Assuming No Exercise of the Underwriters’ Option(1)	Common Stock Beneficially Owned After Offering Assuming No Exercise of the Underwriters’ Option(2)		Shares of Common Stock Being Offered Assuming Full Exercise of the Underwriters’ Option(3)	Common Stock Beneficially Owned After Offering Assuming Full Exercise of the Underwriters’ Option(4)
	Shares	Percent	Shares	Shares	Percent	Shares	Shares	Percent
Cash Balance Plan For Partners and Senior Staff Employees Of Simpson Thacher & Bartlett LLP(43)	38,889	*	28,192	10,697	*	33,472	5,417	*
Michael Borellis	38,864	*	10,806	28,058	*	12,427	26,437	*
Bay Hills Capital Partners IV-A, L.P.(44)	23,946	*	9,948	13,998	*	11,089	12,857	*
StepStone Private Markets Horizons Fund, L.P.(45)	16,956	*	12,292	4,664	*	14,594	2,362	*
Palma Capital LLC(46)	12,955	*	9,392	3,563	*	11,150	1,805	*
Brian Meyer	10,364	*	4,193	6,171	*	4,655	5,709	*

*	Indicates less than 1%
(1)	Represents the number of shares offered by the selling stockholders pursuant to this prospectus supplement, assuming the underwriters’ option is not exercised.
(2)

Assumes that each selling stockholder disposes of all of the shares of common stock covered by this prospectus supplement and does not acquire beneficial ownership of any additional shares of our common stock.

(3)	Represents the number of shares offered by the selling stockholders pursuant to this prospectus supplement, assuming the underwriters’ option is exercised in full.
(4)

Assumes that each selling stockholder disposes of all of the shares of common stock covered by this prospectus supplement and does not acquire beneficial ownership of any additional shares of our common stock.

(5)

Shares reported herein are directly held by KHIS Custodian LP, of which KHIS Custodian GP LLC is the general partner. Trive Capital Holdings LLC is the managing member of KHIS Custodian GP LLC, and Mr. Conner Searcy and Mr. Christopher Zugaro are the managing partners of Trive Capital Holdings LLC. As a result of the foregoing, each of Messrs. Searcy and Zugaro, Trive Capital Holdings LLC and KHIS Custodian GP LLC may be deemed to beneficially own the securities directly held by KHIS Custodian LP.

(6)

ALG Manager LLC is the manager of All in III LLC, and each of Messrs. Conner Searcy and Gary Douglas Puckett have voting and/or dispositive power over the securities directly held by All in III LLC and, as a result, each of ALG Manager LLC and Messrs. Searcy and Puckett may be deemed to beneficially own such securities.

(7)

Lexington Partners GP Holdings X, L.L.C (“Lexington X GP”) is the general partner of LCP X Holdings, L.P., and Mr. Thomas Giannetti is a partner and the Chief Financial Officer of Lexington Partners with voting and/or dispositive power over the securities held by LCP IX Holdings, L.P. Therefore, each of Lexington X GP and Mr. Giannetti may be deemed to beneficially own the securities held by LCP X Holdings, L.P.

(8)

Peter Ammon, as the Chief Investment Officer of the University of Pennsylvania, has voting and/or dispositive power over the securities held by The Trustees of The University of Pennsylvania and therefore may be deemed to beneficially own such securities.

(9)

Stacy Schusterman and Lynn Schusterman have voting and/or dispositive power over the securities held by the Charles and Lynn Schusterman Family Foundation and therefore may be deemed to beneficially own such securities.

(10)

Andy Lash, as analyst, Vinny Oppedisano, as analyst, and Bill Wang, as assistant treasurer, in each case of FirstEnergy Corp., have voting and/or dispositive power over the securities held by FirstEnergy System Master Retirement Trust and therefore may be deemed to beneficially own such securities.

(11)

Lexington Partners GP Holdings IX, LLC (“Lexington IX GP”) is the general partner of LCP IX Holdings, L.P., and Mr. Thomas Giannetti is a partner and the Chief Financial Officer of Lexington Partners with voting and/or dispositive power over the securities held by LCP IX Holdings, L.P. Therefore, each of Lexington IX GP and Mr. Giannetti may be deemed to beneficially own the securities held by LCP IX Holdings, L.P.

(12)	Christopher Zugaro is a manager of Trive Holdings. See footnote 5.
(13)

StepStone Secondaries Opportunities Fund IV and Offshore Holdings, L.P. may have voting and/or dispositive power over the securities held by SilverStone IV, LLC - Series N and therefore may be deemed to beneficially own such securities.

(14)

Mr. Christopher Quinn, as Chief Financial Officer and member of Grove Street Advisors, LLC, and Frank Angella, Bruce Ou, Patrick Sherwood and Mario Miranda, as members of Grove Street Advisors, LLC, have voting and/or dispositive power over the securities held by Cloudveil Capital, L.P. and, as a result, each of Grove Street Advisors, LLC and Messrs. Quinn, Angella, Ou, Sherwood and Miranda may be deemed to beneficially own such securities.

(15)

CFIG Fund Partners, L.P., CFIG Holdings, LLC, GCM Grosvenor L.P., GCM, L.L.C., Grosvenor Capital Management Holdings, LLLP, GCM Grosvenor Holdings, LLC, GCM Grosvenor Inc., GCM V, LLC, and Michael J. Sacks have voting and/or dispositive power over the securities held by GCM Grosvenor - VRS Private Equity Program I, L.P and, as a result, may be deemed to beneficially own such securities.

(16)

Mauricio Ernesto Poma, Marcello Sardenberg, Rodolfo E. Pita, and David McDevitt have voting and/or dispositive power over the securities held by Bayville Investors Ltd. and, as a result, may be deemed to beneficially own such securities.

(17)

Nick Asselin, as managing director and Chief Compliance Officer of SCS Capital Management LLC, has voting and/or dispositive power over the securities held by Private Equity V, LLC and, as a result, may be deemed to beneficially own such securities.

(18)

May Ng is the Chief Investment Officer of The Robert Wood Johnson Foundation and has voting and/or dispositive power over the securities held by The Robert Wood Johnson Foundation and, as a result, may may be deemed to beneficially own such securities.

(19)

GCM CFIG GP, LLC, CFIG Holdings, LLC, GCM Grosvenor L.P., GCM, L.L.C., Grosvenor Capital Management Holdings, LLLP, GCM Grosvenor Holdings, LLC, GCM Grosvenor Inc., GCM V, LLC, and Michael J. Sacks have voting and/or dispositive power over the securities held by Texas Emerging Managers Private Markets Program L.P. (2017-1 PE Investment Series) and, as a result, may be deemed to beneficially own such securities.

(20)

John B. Schorsch Jr., as sole manager of C.G. Searcy LLC, has voting and/or dispositive power over the securities held by C.G. Searcy LLC and, as a result, may be deemed to have beneficially own such securities.

(21)

StepStone Secondaries Opportunities Fund V and Offshore Holdings, L.P. may have voting and/or dispositive power over the securities held by SilverStone Century, L.P. and, as a result, may be deemed to beneficially own such securities.

(22)

CFIG Fund Partners II, L.P., CFIG Holdings, LLC, GCM Grosvenor L.P., GCM, L.L.C., Grosvenor Capital Management Holdings, LLLP, GCM Grosvenor Holdings, LLC, GCM Grosvenor Inc., GCM V, LLC, and Michael J. Sacks have voting and/or dispositive power over the securities held by GCM Grosvenor Diversified Partners, L.P. (2014-1 Investment Series) and, as a result, may be deemed to beneficially own such securities.

(23)

Bola J. Olusanya, as Vice President and Chief Investment Officer, and Joshua J. Mintz, as Vice President, General Counsel, and Secretary, in each case of the John D. and Catherine T. MacArthur Foundation have voting and/or dispositive power over the securities held by John D. and Catherine T. MacArthur Foundation and, as a result, may be deemed to beneficially own such securities.

(24)

Lance Mansbridge, as managing partner, and Bret Belohlav, as partner, in each case of Bay Hills Capital Partners have voting and/or dispositive power over the securities held by Bay Hills Capital Partners IV, L.P. and, as a result, may be deemed to beneficially own such securities.

(25)	StepStone Private Markets is the ultimate parent company of SPRIM Subsidiary LLC and, as a result, may be deemed to beneficially own the securities held by SPRIM Subsidiary LLC.
(26)

CFIG Fund Partners II, L.P., CFIG Holdings, LLC, GCM Grosvenor L.P., GCM, L.L.C., Grosvenor Capital Management Holdings, LLLP, GCM Grosvenor Holdings, LLC, GCM Grosvenor Inc., GCM V, LLC, and Michael J. Sacks have voting and/or dispositive power over the securities held by John Deere – GCM Grosvenor Investment Fund, L.P. (2015-1 Series) and, as a result, may be deemed to beneficially own such securities.

(27)

Peter Ammon, as the Chief Investment Officer of the University of Pennsylvania, has voting and/or dispositive power over the securities held by the University of Pennsylvania Master Retirement Trust and, as a result, may be deemed to beneficially own such securities.

(28)

Morgan Stanley, as the Outsourced Chief Investment Officer, has voting and/or dispositive power over the securities held by the Employees Retirement Plan of Bose Corporation and, as a result, may be deemed beneficially own such securities.

(29)	StepStone Private Markets is the ultimate parent company of SPRIM LLC Series B and, as a result, may be deemed to beneficially own the securities held by SPRIM LLC Series B.
(30)

David Ibbotson, Guy Gilson, Edward McDonald, William Gilmore, and Ian Crosby, as directors of Stonehage Fleming Global Private Capital Fund 2017 PC have voting and/or dispositive power power over the securities held by Stonehage Fleming Global Private Capital Fund 2017 PC and, as a result, may be deemed to beneficially own such securities.

(31)

Mauricio Ernesto Poma, Marcello Sardenberg and Rodolfo E. Pita have voting and/or dispositive power power over the securities held by Bayville Investors Ltd. and, as a result, may be deemed to beneficially own such securities.

(32)	Dmitri Shadrin and The Battelle Pension Trust have voting and/or dispositive power over of the shares held by Sherwood SIF, LP, and, as a result, may be deemed to beneficially own such securities.
(33)	StepStone Private Equity Strategies Fund is the ultimate owner of STPEX Subsidiary LLC and, as a result, may be deemed to beneficially own the securities held bySTPEX Subsidiary LLC.
(34)

StepStone Secondary Opportunities Fund IV, L.P. has voting and/or dispositive power over the securities held by SilverStone IV, LLC - Series M and, as a result, may be deemed to beneficially own such securities.

(35)

David Stern, James Wetherall, Justin Thomas, Michelle Tring, and Elizabeth Shaw have voting and/or dispositive power over the shares held by MIS Nominees (Luxembourg) S.a.r.l. a/c SFIMOFFSHORE and, as a result, may be deemed to beneficially own such securities

(36)

Stonehage Fleming Investment Management Ltd has voting and dispositive power over the shares held by IMWS (Nominees) Limited a/c SFIMHOLLINGBERY and, as a result, may be deemed to beneficially own such securities.

(37)

Peter Ammon, as the Chief Investment Officer of the University of Pennsylvania, has voting and/or dispositive power over the securities held by The Trustees of The University of Pennsylvania Retiree Medical and Death Benefits Trust and therefore may be deemed to beneficially own such securities.

(38)

Michael A. Bego, Eric Swann, and Daniella Buccola have voting and dispositive power over the securities held by Kline Hill Partners Core V SPV LLC and, as a result, may be deemed to have beneficial ownership over such securities.

(39)

Michael A. Bego, Eric Swann, and Daniella Buccola have voting and dispositive power over the securities held by Kline Hill Partners Opportunity Fund V LP and, as a result, may be deemed to beneficially own such securities.

(40)	Brian Blanchard and Derek Dobecki have voting and dispositive power over the securities held by McCance Investment LLC and, as a result, may be deemed to beneficially own such securities.
(41)	Vafa Vahid has voting and dispositive power over the securities held by the Salisbury School, Inc. and, as a result, may be deemed to beneficially own such securities.
(42)	Brian T. Gordon has voting and dispositive power over the securities held by the Linda Hall Library Trusts and, as a result, may be deemed to beneficially own such securities.

(43)

Fiducient Advisors LLC has voting and dispositive power over the securities held by the Cash Balance Plan For Partners and Senior Staff Employees Of Simpson Thacher & Bartlett LLP and, as a result, may be deemed to beneficially own such securities.

(44)

Lance Mansbridge and Bret Belohlav have voting and dispositive power over the securities held by Bay Hills Capital Partners IV-A, L.P. and, as a result, may be deemed to beneficially own such securities.

(45)	StepStone Group Inc. has voting and dispositive power over the securities held by StepStone Private Markets Horizons Fund, L.P. and, as a result, may be deemed to beneficially own such securities.
(46)	David Francis McDevitt and Ana Espino McDevitt have voting and dispositive power over the securities held by Palma Capital LLC and, as a result, may be deemed to beneficially own such securities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following discussion is a summary of certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering. The discussion does not purport to be a complete analysis of all potential tax consequences. The consequences of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code. This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including, without limitation, the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to any alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	real estate investment trusts or regulated investment companies;

•	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in our stock;

•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•

partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is for informational purposes only and is not tax advice. Investors should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” (as defined below) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we have no present intention to pay dividends on our common stock. However, if we do make distributions of cash or other property on our common stock (other than certain distributions of our stock), those distributions will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of such distributions exceeds our current and accumulated earnings and profits, such excess will generally constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under the subsection titled “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes the applicable withholding agent with documentation required to claim benefits under such tax treaty (generally, a valid IRS Form W-8BEN or W-8BEN-E or a successor form)). These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding U.S. federal withholding tax on distributions, including their eligibility for benefits under any applicable income tax treaties and the availability of a refund on any excess U.S. federal tax withheld.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will generally be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI (or a successor form) certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

However, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

The foregoing discussion is subject to the discussion in the subsections below titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act”.

Sale or Other Taxable Disposition

Subject to the discussion in the subsections below titled “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes, at any time within the shorter of (1) the five-year period preceding the Non-U.S. Holder’s disposition of our common stock and (2) the Non-U.S. Holder’s holding period for our common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may generally be offset by certain U.S. source capital losses of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded on an established securities market,” as such terms are defined by applicable Treasury

Regulations, during the calendar year in which the disposition occurs, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of (i) the five-year period ending on the date of the sale or other taxable disposition or (ii) the Non-U.S. Holder’s holding period for our common stock. If we were to become a USRPHC and our common stock were not considered to be “regularly traded on an established securities market” during the calendar year in which the relevant disposition by a Non-U.S. Holder occurs, such Non-U.S. Holder (regardless of the percentage of stock owned) would be subject to U.S. federal income tax on a sale or other taxable disposition of our common stock and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock generally will not be subject to backup withholding provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder certifies its non-U.S. status by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, W-8EXP or other applicable IRS form, or otherwise establishes an exemption. Information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Information reporting and, depending on the circumstances, backup withholding generally will apply (at a current rate of 24%) to the proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers, unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and the rules and regulations promulgated thereunder (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, and, subject to the discussion of the proposed U.S. Treasury Regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless: (i) the foreign financial institution undertakes certain diligence, reporting and withholding obligations; (ii) the non-financial foreign entity either certifies it does not have any “substantial U.S. owners” (as defined in the Code) or furnishes identifying information regarding each substantial U.S. owner; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified U.S. persons” or “United States-owned foreign entities” (each as defined in the Code), (ii) annually report certain information about such accounts, and (iii) withhold 30% on certain payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States concerning FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock pursuant to the rules described above. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. There can be no assurance that final Treasury Regulations would provide an exemption from withholding taxes under FATCA for gross proceeds.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Citigroup Global Markets Inc. and Evercore Group L.L.C. are acting as lead book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions contained in the underwriting agreement to be entered into in connection with this offering, each underwriter named below has severally agreed to purchase, and the selling stockholders have agreed to sell to the underwriters, the number of shares of common stock set forth opposite the underwriter’s name in the following table:

Underwriter	Number of Shares
Citigroup Global Markets Inc.	7,000,000
Evercore Group L.L.C.	7,000,000

Total	14,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of our common stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares of our common stock (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Additionally, the selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 2,100,000 additional shares of our common stock from them at the public offering price less the underwriting discounts and commissions. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our common stock approximately proportionate to that underwriter’s initial purchase commitment set forth in the table above. Any shares of our common stock sold under the option will be sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering.

In connection with this offering, we will agree, subject to certain limited exceptions, not to sell, dispose of, or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Evercore Group L.L.C. for a period beginning on the date of this prospectus supplement and ending at 12:01 a.m. New York time, on the 90th day after the date of this prospectus supplement, except with the prior written consent of such underwriters.

Concurrent with the consummation of this offering, certain senior principals of Trive Capital, our former controlling stockholder, and certain other original stockholders of the Company, including certain of the selling stockholders, whose shares represent in the aggregate approximately 11% of the Company’s outstanding stock, will be bound by a modified lock-up restriction that, subject to certain customary exceptions, restricts 25% of such shares until July 18, 2026, 37.5% of such shares until October 1, 2026 and 37.5% of such shares until January 1, 2027. The other stockholders of the Company that received their shares via the July 2025 distribution- in-kind from Trive Capital, including certain of the selling stockholders, whose shares represent in the aggregate approximately 29% of the Company’s outstanding stock prior to the consummation of this offering, will remain bound by an existing lock-up restriction that, subject to certain customary exceptions, restricts all of such shares until July 18, 2026. In connection with this offering, Citigroup Global Markets Inc. and Evercore Group L.L.C. have provided a limited waiver of certain of such lock-up restrictions to the extent necessary to permit the selling stockholders to sell the shares of common stock in this offering.

Citigroup Global Markets Inc. and Evercore Group L.L.C. in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of directors and executive officers, shall be with notice.

The public offering price for the shares of our common stock will be determined by negotiations among representatives of the selling stockholder and the representatives of the underwriters. Among the factors considered in determining the public offering price will be our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares of our common stock will sell in the public market after this offering will not be lower than the public offering price or that an active trading market in our shares of common stock will continue after this offering.

Our common stock is listed on the NYSE under the symbol “KRMN.”

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders. These amounts are shown per share, assuming a total without an exercise of the underwriters’ option and a total with the full exercise of the underwriters’ option.

	No Exercise	Full Exercise
Per Share	$1.3725	$1.3725
Total	$19,215,000.00	$22,097,250.00

We estimate expenses payable by us in connection with this offering will be approximately $350,000. The selling stockholders will bear the underwriting commissions and discounts and all expenses of this offering attributable to their sale of our common stock, including brokerage, accounting, tax services, or any other expenses incurred by a selling stockholder and all other costs, fees, and expenses incurred in effecting the registration of the shares covered by this prospectus supplement, including, without limitation, all registration and filing fees, and fees and expenses of our counsel, selling stockholders’ and our independent registered public accountants. We have agreed to reimburse the underwriters for certain of their expenses in an amount up to $35,000.

In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering.

•	“Covered” short sales are sales of shares of our common stock in an amount up to the number of shares of our common stock represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares of our common stock in an amount in excess of the number of shares of our common stock represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market.

•

To close a naked short position, the underwriters must purchase shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•

To close a covered short position, the underwriters must purchase shares of our common stock in the open market or exercise the over-allotment option. In determining the source of shares of our common stock to close the covered short position, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market as compared to the price at which they may purchase shares of our common stock through the over-allotment option.

•	Stabilizing transactions involve bids of our common stock on the NYSE to purchase shares, as long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these transactions and, if they do commence any, they may discontinue them at any time.

The prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by one or more of the underwriters or their respective affiliates. The representative may agree with us to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ or their respective affiliates’ websites and any information contained in any other website maintained by any of the underwriters or their respective affiliates is not part of this prospectus supplement and accompanying prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors in this offering.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling stockholders will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

The sellers of the shares of our common stock have not authorized and do not authorize the making of any offer of shares of our common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares of our common stock as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares of our common stock, other than the underwriters, is authorized to make any further offer of the shares of our common stock on behalf of the sellers or the underwriters.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a Relevant State), no shares of common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with Regulation (EU) 2017/1129 (the “Prospectus Regulation”), except that offers of shares of common stock may be made to the public in that Relevant State at any time:

a)	to any qualified investor as defined under Article 2 of the Prospectus Regulation;

b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of common stock.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom except that the shares may be offered to the public in the United Kingdom at any time:

•	where the offer is conditional on the admission of the Shares to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATRs);

•	to any qualified investor as defined in paragraph 15 of Schedule 1 to the POATRs;

•	to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 to the POATRs), subject to obtaining the prior consent of the representative for any such offer; or

•	in any other circumstances falling within Part 1 of Schedule 1 to the POATRs.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication to any person which presents sufficient information on: (a) the shares to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for the shares and the expression “POATRs” means the Public Offers and Admissions to Trading Regulations 2024.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares of our common stock described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares of our common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares of our common stock has been or will be:

a)	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

b)	used in connection with any offer for subscription or sale of the shares of our common stock to the public in France.

Such offers, sales and distributions will be made in France only:

c)

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

d)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

e)

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares of our common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares of our common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (SFA)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our common stock pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law; or

•	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Switzerland

The offering of the shares of common stock in Switzerland is exempt from requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the shares of common stock will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This document does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the shares of common stock.

Notice to Prospective Investors in Dubai International Financial Centre (“DIFC”)

This prospectus supplement relates to an exempt offer which is not subject to any form of regulation or approval by the Dubai Financial Services Authority (the “DFSA”). The DFSA has not approved this prospectus supplement nor has any responsibility for reviewing or verifying any document or other documents in connection with the offering. Accordingly, the DFSA has not approved this prospectus supplement or any other associated documents nor taken any steps to verify the information set out in this prospectus supplement, and has no responsibility for it.

The shares of common stock have not been offered and will not be offered to any persons in the DIFC except on the basis that an offer is:

(i)	an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the DFSA Rulebook; and

(ii)	made only to persons who meet the “Deemed Professional Client” criteria set out in Rule 2.3.4 of the Conduct of Business (COB) module of the DFSA Rulebook, who are not natural persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions, and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement, or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This offering document does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, or the Exempt Investors who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act), or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This offering document contains general information only and does not take account of the investment objectives, financial situation, or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this offering document is appropriate to their needs, objectives, and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Willkie Farr & Gallagher, LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Karman Holdings Inc. incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K of Karman Holdings Inc. for the year ended December 31, 2025, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitute part of the registration statement, do not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus supplement relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act. Accordingly, we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for review at the website of the SEC referred to above. We also maintain a website at www.karman-sd.com where you may access these materials free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website is not a part of this prospectus supplement and the accompanying prospectus, and the inclusion of our website address in this prospectus supplement is only as an inactive textual reference.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. To the extent there are inconsistencies between the information contained in this prospectus supplement and the information contained in the documents filed with the SEC prior to the date of this prospectus supplement and incorporated by reference, the information in this prospectus supplement shall be deemed to supersede the information in such incorporated documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•	our Current Reports on Form 8-K filed on January 7, 2026, February 6, 2026, March 12, 2026, March 13, 2026 and May 4, 2026; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed on February 12, 2025, together with any amendment or report filed for the purpose of updating such description.

If we have incorporated by reference any statement or information in this prospectus supplement and we subsequently modify that statement or information with information contained in this prospectus supplement, the statement or information previously incorporated in this prospectus supplement is also modified or superseded in the same manner.

You can obtain a copy of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov/edgar. We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, a copy of any and all of these filings. You may request a copy of these filings by calling or writing to us at:

Investor Relations

5351 Argosy Avenue

Huntington Beach, CA 92649

Tel: (714) 898-9951

e-mail: investors@karman-sd.com

Exhibits to any documents incorporated by reference in this prospectus supplement will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

PROSPECTUS

Common Stock

We may offer, issue and sell from time to time in one or more offerings shares of common stock (“common stock”) of Karman Holdings Inc.

We will provide the specific prices and terms of the shares of common stock in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you buy shares of our common stock.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “KRMN.” On May 27, 2026, the last reported sale price of our common stock on NYSE was $63.52 per share. Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement

Investing in our common stock involves risks. See “Risk Factors” on page 3, in our periodic reports filed from time to time with the Securities and Exchange Commission (the “SEC”) and in the applicable prospectus supplement to read about factors you should consider before buying shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated May 28, 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may offer and sell from time to time shares of common stock. This prospectus only provides you with a general description of the common stock that we may offer. Each time we sell common stock, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the common stock offered. The prospectus supplement may also, update or change information contained in this prospectus. You should carefully read this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus, any prospectus supplement or any free writing prospectus, as the case may be, or any sale of shares of our common stock. Our business, results of operations, prospects and financial condition may have changed since such date.

For investors outside the United States: we are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. We have not done anything that would permit the offering or possession or distribution of this prospectus, any accompanying prospectus supplement or any free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any accompanying prospectus supplement or any free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

When used in this prospectus, the terms “Karman,” the “Company,” “we,” “our” and “us” refer to Karman Holdings Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

THE COMPANY

We specialize in the rapid design, development and production of mission-critical, next-generation systems solutions that align with the U.S. Department of War’s core mission priorities and the nation’s accelerating demand for access to space. We deliver payload protection, propulsion and launch, and hydro/aerodynamic interstage systems to more than 80 prime contractors supporting more than 130 space and defense programs.

Karman LLC was formed in August 20, 2020 and, in connection with our initial public offering, converted into a Delaware corporation on February 12, 2025 as Karman Holdings Inc. Our principal offices are located at 5351 Argosy Ave, Huntington Beach, CA 92649. Our telephone number is (714) 898-9951. We maintain a website at www.Karman-SD.com. The reference to our website is intended to be an inactive textual reference only. The information contained on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. See the risk factors described in our most recent Annual Report on Form 10-K, any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K we file after the date of this prospectus (together with any material changes thereto contained in subsequent filings with the SEC that are incorporated by reference in this prospectus and any accompanying prospectus supplement). Before making an investment decision, you should carefully consider those risks and uncertainties as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus. Those risks and uncertainties could cause our actual results of operations and financial condition to vary materially from our past or anticipated future results of operations and financial condition. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition, results of operations or the market price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and any documents incorporated by reference may contain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include all statements that are not historical facts including those that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements may be included throughout this prospectus, any accompanying prospectus supplement and any documents incorporated by reference and relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. We have used the words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative version of these words or similar terms and phrases to identify forward-looking statements.

Forward-looking statements are based on management’s current expectations and are not guarantees of future performance. Our expectations and beliefs are expressed in management’s good faith, and we believe there is a reasonable basis for them, however, the forward-looking statements are subject to various known and unknown risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify, including but not limited to the risks described in this prospectus, any accompanying prospectus supplement and any documents incorporated by reference, including the “Risk Factors” sections of this prospectus, any accompanying prospectus supplement and our reports and other documents filed with the SEC. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in the forward-looking statements.

Any forward-looking statement made by us speaks only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable law.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of shares of our common stock as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and certain provisions of our certificate of incorporation and bylaws. Copies of these documents are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (“DGCL”). Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. We had 132,526,299 shares of our common stock and no shares of preferred stock issued and outstanding as of May 13, 2026. Unless our Board of Directors (the “Board”) determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors elected by our stockholders generally. The holders of our common stock do not have cumulative voting rights in the election of directors.

Holders of shares of our common stock are entitled to receive dividends when, as and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our common stock will be entitled to receive pro rata our remaining assets available for distribution.

All shares of our common stock that will be outstanding are fully paid and non-assessable. Holders of shares of our common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the common stock. The rights, powers, preferences and privileges of our common stock will be subject to those of the holders of any shares of our preferred stock or any other series or class of stock we may authorize and issue in the future.

Preferred Stock

Under the terms of our certificate of incorporation, our Board is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Forum Selection

Our certificate of incorporation provides, subject to limited exceptions, that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Company, (ii) action asserting a claim of breach of any fiduciary duty owed by, or other wrongdoing by, any director, officer or other employee of the Company to the Company or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the DGCL or our certificate of incorporation or our bylaws, (iv) action to interpret, apply, enforce or determine the validity of the certificate of incorporation, (v) action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine or (vi) any other action asserting an “internal corporate claim”, as that term is defined in Section 115 of the DGCL; provided that, for the avoidance of doubt, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Our certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the U.S. federal district courts will be the exclusive forum for the resolution of any actions or proceedings asserting claims arising under the Securities Act. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. While the Delaware Supreme Court has upheld the validity of similar provisions under the DGCL, there is uncertainty as to whether a court in another state would enforce such a forum selection provision. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend is subject to the discretion of our Board. The time and amount of dividends is dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of dividends to stockholders and any other factors our Board may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Annual Stockholder Meetings

Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings solely by means of remote communications, including by webcast.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as our common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. As noted above, our Board has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock enables our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Vacancies

Our certificate of incorporation and our bylaws provide that the rights of the holders of any series of preferred stock then-outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in our Board resulting from death, resignation, removal or any other cause may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Classified Board; Removal

Our certificate of incorporation provides that our Board will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Under the DGCL, directors may only be removed from our Board for cause by the affirmative vote of a majority of the shares entitled to vote. Our certificate of incorporation and bylaws provide that directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our certificate of incorporation provides that Trive Capital and their affiliates and any of their respective direct or indirect transferees and any group as to which such persons are a party do not constitute “interested stockholders” for purposes of this provision.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Special Stockholder Meetings

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board or the chairperson of the Board. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our bylaws have advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our bylaws also specify requirements as to the form and content of a stockholder’s notice.

Our bylaws allow the chairperson of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of our company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our certificate of incorporation precludes stockholder action by written consent.

Supermajority Provisions

Our certificate of incorporation and bylaws provide that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware or our certificate of incorporation. Any amendment, alteration, change, addition, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2/3% in voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class:

•	the provision requiring a 66 2/3% supermajority vote for stockholders to amend our bylaws;

•	the provisions providing for a classified Board (the election and term of our directors);

•	the provisions regarding removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or our company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of Trive Capital or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by law, in the event that Trive Capital or their affiliates or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself or its, hers or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have an expectancy in the opportunity, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any breaches of the director’s duty of loyalty, any acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, any authorization of dividends or stock redemptions or repurchases paid or made in violation of the DGCL, or for any transaction from which the director derived an improper personal benefit.

Our bylaws generally provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC and the transfer agent’s address is 6201 15th Avenue Brooklyn, NY 11219.

Listing

Our common stock is listed on the NYSE under the trading symbol “KRMN.”

PLAN OF DISTRIBUTION

We may sell the shares of common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers;

•	through privately negotiated transactions;

•	through ordinary brokerage transactions or transactions in which a broker solicits purchases;

•	through one or more block transactions;

•	through the writing of options;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any of these methods.

In addition, we may enter into derivative or hedging transactions with third parties, or sell shares of common stock not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell shares of common stock covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use shares of common stock borrowed from us or others to settle such sales and may use shares of common stock received from us to close out any related short positions. We may also loan or pledge shares of common stock covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned shares of common stock or, in an event of default in the case of a pledge, sell the pledged shares of common stock pursuant to this prospectus and any accompanying prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement. The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Willkie Farr & Gallagher, LLP. Any underwriters will be advised about legal matters by their own counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The consolidated financial statements of Karman Holdings Inc. incorporated in this prospectus by reference from the Annual Report on Form 10-K of Karman Holdings Inc. for the year ended December 31, 2025, have been audited by Baker Tilly US, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov/edgar.

We are subject to the information reporting requirements of the Exchange Act. Accordingly, we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available for review at the website of the SEC referred to above. We also maintain a website at www.karman-sd.com where you may access these materials free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus. To the extent there are inconsistencies between the information contained in this prospectus and the information contained in the documents filed with the SEC prior to the date of this prospectus and incorporated by reference, the information in this prospectus shall be deemed to supersede the information in such incorporated documents. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of securities described in the applicable prospectus supplement (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026;

•	our Current Reports on Form 8-K filed on January 7, 2026, February 6, 2026, March 12, 2026, March 13, 2026 and May 4, 2026; and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed on February 12, 2025, together with any amendment or report filed for the purpose of updating such description.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

You can obtain a copy of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website at www.sec.gov/edgar. We will provide without charge to each person to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by calling or writing to us at:

Investor Relations

5351 Argosy Avenue

Huntington Beach, CA 92649

Tel: (714) 898-9951

e-mail: investors@karman-sd.com

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus.

14,000,000 Shares

Karman Holdings Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Citigroup	Evercore ISI

May 28, 2026